Exhibit 10.1
AGENCY AGREEMENT
September 9 2005
GeoGlobal Resources Inc.
200, 630-4th Avenue S.W.
Calgary AB T2P 0J9
Attention: Allan J. Kent, Executive Vice President and CFO
Dear Sirs/Mesdames:
     Jones, Gable & Company Limited (the “Agent”) understands that GeoGlobal Resources Inc. (the “Corporation”) proposes to issue and offer for sale, by way of private placement, up to 3,252,400 units of the Corporation (the “Units”) at a price of U.S.$6.50 per Unit for aggregate gross proceeds of up to U.S.$21,140,600 (the “Offering”). Each Unit is to be comprised of one (1) share of common stock of the Corporation (each a “Common Share”) and one-half (1/2) of one Common Share purchase warrant (each a “Warrant”), each whole Warrant entitling the holder thereof to purchase one Common Share (each a “Warrant Share”) at an exercise price of U.S.$9.00 for a period of (the “Warrant Term”) two years following the Closing Date (as hereinafter defined); provided that if (i) the trading price of the Common Shares on the American Stock Exchange (“AMEX”) or on any other exchange or automated quotation system on which the Common Shares are listed or quoted for trading is U.S.$12.00 or more for twenty consecutive trading days, (ii) the Registration Statement (as hereinafter defined) has been declared effective by the United States Securities and Exchange Commission (the “SEC”), and (iii) the hold period applicable to the Underlying Shares (as hereinafter defined) pursuant to the securities laws of the local jurisdictions in Canada where purchasers of Units reside has expired (the occurrence of all such events, the “Acceleration Event”), then the Warrant Term shall expire at 5:00 p.m. (Toronto time) on the date which is the 30th day following the date of issuance by the Corporation of a news release announcing the change to the Warrant Term (or if such 30th day is not a Business Day, then on the first Business Day after such 30th day).
     The Agent further understands that, as part of the Offering, each purchaser of Units shall also receive one non-transferable right for each Unit purchased (all such rights to be issued under the Offering, together with all of the Units, the “Offered Securities”), each such right entitling the purchaser to receive, for nominal consideration, an additional 0.10 of one Unit in the event that the Registration Statement is not filed with the SEC on or before 5:00 p.m. (Toronto time) on the date that is 60 days following the Closing Date (the “Registration Filing Deadline”).
     The Agent hereby offers to act, and upon its acceptance hereof, the Corporation hereby appoints the Agent, as the Corporation’s exclusive agent to offer the Offered Securities for sale, on a best efforts basis, upon and subject to the terms and conditions set forth herein. The Corporation understands that the Agent is not obliged under any circumstances to purchase any of the Offered Securities.

     The Agent may form and manage a group of Canadian investment dealers to offer the Offered Securities for sale. Subject to the terms hereof, the Corporation understands that no such investment dealer is obliged under any circumstances to purchase any of the Offered Securities. The Agent may determine the remuneration payable to such investment dealers appointed by it, provided that any fee charged by such investment dealers shall not exceed the Agent’s Fee (as hereinafter defined) and shall be payable by the Agent.
     In consideration of the services to be rendered to the Corporation by the Agent pursuant to this agreement, at the Closing Time (as hereinafter defined), the Corporation shall pay to the Agent a fee equal to 6% of the gross proceeds from the Offering (the “Agent’s Fee”) and shall issue to the Agent compensation options (the “Compensation Options”) entitling the Agent to purchase up to that number of Units that is equal to 6% of the number of Units sold pursuant to the Offering, subject to adjustment as described below (the “Compensation Units”), at an exercise price of U.S.$6.50 per Compensation Unit at any time prior to 5:00 p.m. (Toronto time) on the date which is two years following the Closing Date. Each Compensation Unit shall be comprised of one Common Share and one-half (1/2) of one Warrant, each whole Warrant (also, a “Warrant”) entitling the holder thereof to purchase one Common Share (also, a “Warrant Share”) at an exercise price of U.S.$9.00 and otherwise on the same terms and subject to the same conditions as the Warrants comprising the Units (including as to the acceleration of the Warrant Term). At the Closing Time, the Agent shall also receive one non-transferable right (each, a “Compensation Right”) for each Compensation Option issued to the Agent, which shall entitle the Agent to receive, for nominal consideration, an additional 0.10 of one Compensation Unit for each Compensation Unit purchased by the Agent (whether purchased before or after the Registration Filing Deadline), in the event that the Registration Statement is not filed by the Registration Filing Deadline. The Compensation Options and the Compensation Rights will be evidenced by one or more certificates (the “Compensation Option Certificates”).
DEFINITIONS
     In this agreement, in addition to the terms defined above or elsewhere in this agreement, and unless otherwise indicated or the context manifestly requires otherwise, the following terms shall have the following meanings:
“agreement” means the agreement resulting from the acceptance hereof by the Corporation;

“Agreements” means this agreement, the Subscription Agreements, the Registration Rights Agreement, the Warrant Certificates, the Right Certificates and the Compensation Option Certificates;

“Business Day” means a day on which chartered banks are normally open for business in Toronto, Ontario, excluding Saturday, Sunday or a statutory or civic holiday;

“Canadian Securities Laws” means all applicable securities laws in each of the Offering Provinces and the respective regulations made thereunder, together with applicable published policy statements, rules and orders of the securities regulatory authorities in such province;

“Closing” means the completion of the issue and sale by the Corporation of the Offered Securities and the purchase by the Purchasers of the Offered Securities pursuant to this agreement, which may, at the option of the Agent, occur on one or more separate occasions, each of which occasion shall be a “Closing” for the purposes of this agreement;

“Closing Date” means September 9, 2005 or such other date or dates as the Corporation and the Agent may agree upon in writing;

“Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Corporation and the Agent may agree;

“Corporation’s Information Record” means all press releases, material change reports, annual and interim financial statements and related management’s discussion and analysis, technical reports, annual information forms, proxy circulars and other documents which have been filed by or on behalf of the Corporation with the Canadian securities regulatory authorities and the SEC;

“Financial Statements” means the audited consolidated balance sheets of the Corporation as at December 31, 2004, December 31, 2003 and December 31, 2002, the audited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Corporation for the years ended December 31, 2004, December 31, 2003 and December 31, 2002, the unaudited consolidated balance sheets of the Corporation as at June 30, 2005 and June 30, 2004, and the unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Corporation for the six months ended June 30, 2005 and June 30, 2004, together with the notes thereto;

“GeoGlobal Barbados” means GeoGlobal Resources (Barbados) Inc., a corporation constituted under the laws of Barbados and an indirect wholly-owned subsidiary of the Corporation;

“GeoGlobal Canada” means GeoGlobal Resources (Canada) Inc., a corporation incorporated under the laws of the Province of Alberta and a wholly-owned subsidiary of the Corporation;

“GeoGlobal India” means GeoGlobal Resources (India) Inc., a corporation constituted under the laws of Barbados and a wholly-owned subsidiary of the Corporation;

“misrepresentation”, “material fact”, “material change” and “distribution” have the respective meanings ascribed thereto in the Securities Act (Ontario), except as otherwise expressly provided herein;

“Offering Provinces” means the Provinces of Ontario, Alberta and British Columbia and such other provinces of Canada agreed to by the Agent and the Corporation;

“Purchasers” means the persons who acquire Offered Securities from the Corporation by executing Subscription Agreements accepted by the Corporation, and permitted assignees or transferees of such persons from time to time;

“Registration Rights Agreement” means the agreement to be entered into between the Corporation and the Agent on or before the Closing Date pursuant to which the Corporation shall grant certain registration rights to the Purchasers in respect of the Underlying Shares;

“Registration Statement” means a registration statement with respect to the resale of the Underlying Shares prepared in the appropriate form as prescribed by the SEC;

“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

“Right Certificates” means the certificates evidencing the Rights to be executed by the Corporation, in form and substance satisfactory to the Corporation and the Agent;

“Subscription Agreement” means a subscription agreement executed by a Purchaser and accepted by the Corporation in the form agreed upon by the Agent and the Corporation;

“Subsidiaries” means GeoGlobal Barbados, GeoGlobal Canada and GeoGlobal India, being all of the subsidiaries (as defined in the Business Corporations Act (Ontario)) of the Corporation;

“Underlying Shares” means, collectively, the Common Shares forming part of the Units, the Warrant Shares and the Common Shares forming part of the Compensation Units and, in the event that the Corporation fails to file the Registration Statement by the Registration Filing Deadline, “Underlying Shares” includes the Common Shares forming part of the Rights Units and the Common Shares issuable upon exercise of the Warrants forming part of the Rights Units and, for the purposes of clarity, includes any additional Common Shares issuable to the Agent as a result of the exercise of Compensation Options granted pursuant to the Compensation Rights and Common Shares issuable pursuant to the exercise of Warrants issued pursuant to the exercise of such Compensation Options;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Person” means a U.S. Person as that term is defined in Regulations S;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

“Warrant Certificates” means the certificates evidencing the Warrants to be executed by the Corporation, in form and substance satisfactory to the Corporation and the Agent.
INTERPRETATION
     The division of this agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless otherwise inconsistent therewith, references in this agreement to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this agreement. In this agreement, words importing the singular number only include the plural and vice versa and words importing gender include all genders.
TERMS AND CONDITIONS
1.	Sale on Exempt Basis. The Agent shall:
(a)	offer for sale and sell the Offered Securities in Canada only in the Offering Provinces in compliance with all applicable Canadian Securities Laws and pursuant to Regulation S or outside of Canada and the United States in compliance with applicable laws and pursuant to Regulation S; provided that any offer or sale in any jurisdiction other than an Offering Province shall be effected in a manner exempt from the applicable prospectus or registration requirements under the securities legislation of the jurisdiction in which such Purchaser resides, and provided further that all of the forgoing shall be conducted in accordance with Schedule “A” hereto;

(b)	offer for sale and sell the Offered Securities only to such Purchasers and in such manner so that, pursuant to the provisions of Canadian Securities Laws, no prospectus or offering memorandum need be filed or delivered in connection therewith;

(c)	not offer for sale or sell the Offered Securities in any jurisdiction where the Corporation may be subject to liability in connection with the sale of the Offered Securities which is materially more onerous than the liability to which it may be subject under Canadian Securities Laws; and

(d)	obtain from each Purchaser an executed Subscription Agreement subject to acceptance by the Corporation.
The Agent and the Corporation hereby agree that the offer and sale of the Offered Securities will be made in compliance with the provisions of Schedule “A” hereto.
2.	Filings. The Corporation undertakes to file or cause to be filed all forms or undertakings required to be filed by the Corporation and the Purchasers, respectively, in connection with the purchase and sale of the Offered Securities so that the distribution of the Offered Securities may lawfully occur without the necessity of filing a prospectus or an offering memorandum in the Offering Provinces or elsewhere, and the Agent undertakes to use its reasonable best efforts to cause Purchasers to complete and file, if required, any forms or undertakings required by the Canadian Securities Laws or any other applicable securities laws. All such filings shall be made by the Corporation on behalf of the party legally responsible to file the same and all fees payable in connection with such filings shall be at the sole expense of the Corporation.

3.	No Offering Memorandum. Neither the Corporation nor the Agent shall (i) provide to prospective purchasers an offering memorandum within the meaning of Canadian Securities Laws; or (ii) cause the sale of the Offered Securities to be advertised in printed public media of general and regular paid circulation, radio, television or telecommunications, including electronic display and the internet. The Corporation represents and warrants that the documents made available to the Agent for distribution to prospective purchasers in connection with the offering and sale of the Offered Securities are the Subscription Agreement, the term sheet and publicly filed documents and such documents do not constitute an offering memorandum under Canadian Securities Laws. The Agent represents and warrants that it shall only distribute to prospective purchasers the Subscription Agreement, the term sheet and publicly filed documents. The Agent further represents and warrants that it shall offer for sale and sell the Offered Securities only in those jurisdictions contemplated in subsection 1(a) and not elsewhere, without the express consent of the Corporation.

4.	Covenants of the Corporation
(a)	The Corporation hereby covenants with the Agent and the Purchasers that:
(i)	the Corporation will use its best efforts at all times for the period of twenty-four (24) months from the Closing Date to remain a reporting issuer in all such provinces where it is presently a reporting issuer, or has similar status, not in default of any requirements of the Canadian Securities Laws applicable in such provinces;

(ii)	the Corporation will use its best efforts to have the Underlying Shares listed on AMEX and to maintain the listing of the Common Shares on AMEX at all times until at least twenty-four (24) months from the Closing Date;

(iii)	as promptly as practicable after the Closing Date, the Corporation will file the Registration Statement with the SEC and thereafter use its best efforts to have the Registration Statement declared effective by the SEC;

(iv)	during the period of 180 days following the Closing Date, the Corporation will not issue or announce the issuance of any Common Shares or any securities convertible into Common Shares, without the prior consent of the Agent, acting reasonably, other than:
(a)	options granted pursuant to any of the Corporation’s stock option plans or stock purchase plans;

(b)	any Common Shares issued pursuant to the exercise of any options granted pursuant to such stock option or stock purchase plans; or

(c)	pursuant to non-brokered private placement transactions contemplated to be completed simultaneously with the closing of the Offering, provided such transactions comply with the paragraph (v) below;
(v)	none of the Corporation, its subsidiaries, any of their affiliates, or any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Offered Securities under the U.S. Securities Act or cause this offering of the Offered Securities to be integrated with prior or concurrent offerings by the Corporation for purposes of the U.S. Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Corporation are listed or designated. None of the Corporation, its subsidiaries, their affiliates and any person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Offered Securities under the U.S. Securities Act or cause the offering of the Offered Securities to be integrated with other offerings;

(vi)	the Corporation will take all steps necessary to: (A) authorize the execution and delivery of the Agreements; (B) authorize the issue of the Underlying Shares and ensure that sufficient unreserved Common Shares are available for the issuance of the Underlying Shares; (C) authorize the creation of the Warrants, the Rights, the Compensation Options and the Compensation Rights; and (D) ensure that the Underlying Shares are or will be upon their issue listed and posted for trading on AMEX or any other stock exchange on which the Common Shares are listed for trading from time to time;

(vii)	the Corporation will fulfill all legal requirements applicable to it to permit the offering and sale of the Offered Securities including, without limitation, compliance with all Canadian Securities Laws, to enable the Offered Securities to be offered for sale and sold to Purchasers without the necessity of filing a prospectus or registration statement in the Offering Provinces or in any other jurisdiction;

(viii)	the Corporation will at all times prior to the Closing Date allow the Agent and its representatives to conduct all due diligence which the Agent may reasonably require and will use its best efforts to make available the Corporation’s senior management, counsel, auditors, independent engineers and other applicable experts to answer any questions which the Agent (or another syndicate member) has or may have, including, without limiting the generality of the foregoing, any questions posed at one or more due diligence sessions to be held prior to the Closing Time, for which the Agent (or its counsel) shall distribute in advance a list of written questions to be answered thereat and to which the Corporation shall provide written responses, at or prior to each session, and the Corporation shall use its reasonable best efforts to have written responses provided at or prior to each session by its outside consultants, auditors, independent engineers and other experts who have been asked by the Agent (or another syndicate member) or its counsel to attend thereat to respond to questions;

(ix)	the Corporation will use its best efforts to fulfill, at or prior to the Closing Date, each of the conditions set out in Section 8;

(x)	the Corporation will use the net proceeds derived from the issue and sale of the Offered Securities for: (A) exploration, drilling and development of the exploration blocks known as CB-ONN-2002/2, CB-ONN-2002/3, DS-ONN-2003/1 and CB-ONN-2003/2 and all other exploration blocks as required in India; and (B) general corporate purposes;

(xi)	the Corporation will use its best efforts to obtain the necessary regulatory consents from the securities regulatory authorities in each of the Offering Provinces in respect of the transactions contemplated by this agreement, on such terms as are mutually acceptable to the Agent and the Corporation, acting reasonably; and

(xii)	the Corporation will forthwith after the Closing file such documents as may be required under the Canadian Securities Laws relating to the Offering which, without limiting the generality of the foregoing, shall include a Form 45-501F1 as prescribed by the Securities Act (Ontario) and the equivalent in each of the other Offering Provinces.
5.	Material Changes. If at any time after the date hereof until Closing there occurs any material change or material changes (actual, proposed or prospective) in the business, affairs, operations, assets, liabilities, capital or prospects of the Corporation considered as a whole, the Corporation shall:
(a)	promptly notify the Agent, in writing, providing full particulars of any such change; and

(b)	file or cause to be filed with promptness, and in any event within any statutory limitation period therefor, any document required to be filed with any regulatory body having jurisdiction and comply with all requirements of any applicable securities legislation of such jurisdiction.
The Corporation shall in good faith discuss with the Agent any change in circumstances (actual, proposed or prospective) in respect of which there is reasonable doubt whether written notice should be given to the Agent pursuant to this section.
6.	Representations and Warranties. The Corporation represents and warrants to the Agent and the Purchasers, and acknowledges that the Agent and the Purchasers are each relying upon such representations and warranties in entering into this agreement and the Subscription Agreements or purchasing Offered Securities, as the case may be, that:
(a)	each of the Corporation and the Subsidiaries has been duly incorporated and organized and is validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate capacity, power and authority to carry on its business as now conducted by it and as is presently proposed to be conducted by it and to own, lease and operate its assets;

(b)	the Subsidiaries are the sole subsidiaries of the Corporation and the Corporation is the registered and beneficial owner of all of the issued and outstanding securities of each Subsidiary, free and clear of all mortgages, liens, charges, pledges, encumbrances, security interests, adverse claims or demands of any kind whatsoever, except as is set out in Schedule “6(b)”, and neither the Corporation nor any of its Subsidiaries is a party to nor has it granted any agreement, warrant, option or right or privilege capable of becoming an agreement, for the purchase, subscription or issuance of any securities of any Subsidiary;

(c)	each of the Corporation and the Subsidiaries is duly qualified to carry on business under the laws of the jurisdiction in which it carries on its business or proposes to carry on business and is in good standing in each of such jurisdictions;

(d)	each of the Corporation and the Subsidiaries holds all material licences, registrations, permits, consents or qualifications required in order to enable its business to be carried on as now conducted or as proposed to be conducted, and all such licences, certificates, registrations, permits, consents and qualifications are valid and subsisting and in good standing and neither the Corporation nor any Subsidiary has received any notice of proceedings related to the revocation or modification of any such licence, registration, permit, consent or qualification;

(e)	each of the Corporation and the Subsidiaries has conducted and is conducting its business in material compliance with all applicable laws, by-laws, rules and regulations of each jurisdiction in which that business is carried on and the Corporation is not aware of any fact or circumstance that would reasonably be expected to have a material adverse effect upon the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Corporation on a consolidated basis;

(f)	no consent, approval, permit, authorization, order of or filing with any court or governmental agency or body is required by the Corporation for the execution and delivery of and the performance by the Corporation of its obligations under this agreement, except as may be required under the Canadian Securities Laws, the U.S. Securities Act and applicable state securities laws and the rules of AMEX, all of which have been or will be obtained or filed, as the case may be, in a timely manner in accordance with such laws and rules;

(g)	none of the execution and delivery of the Agreements, the performance by the Corporation of its obligations thereunder, the issuance and sale of the Offered Securities hereunder, the issuance of the Warrants, the issuance of the Compensation Options and the Compensation Rights to the Agent, or the issuance of the Underlying Shares will: (A) conflict with or result in a breach of or create a state of facts which, after notice or lapse of time or both, will result in a breach of (i) any statute, rule or regulation applicable to the Corporation; (ii) Canadian Securities Laws; (iii) the constating documents, by-laws or resolutions of the directors (or any committee thereof) or shareholders of the Corporation or any of the Subsidiaries which are in effect at the date hereof, (iv) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Corporation or any Subsidiary is a party or by which it is bound; or (v) any judgement, decree or order binding the Corporation or any of the Subsidiaries or their respective properties or assets; (B) require the consent, approval, authorization, registration or qualification of or with any governmental authority, stock exchange, securities association or other third party, except: (i) such as have been obtained; or (ii) such as may be required (and shall be obtained prior to the Closing Time) under Canadian Securities Laws; or (C) give rise to any lien, charge or claim in or with respect to the properties or assets of the Corporation or any of its Subsidiaries or the acceleration of or the maturity of any debt under any indenture, mortgage, lease, agreement or instrument binding or affecting the Corporation or any of the Subsidiaries or any of their respective properties or assets;

(h)	the Financial Statements:
(i)	have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with those of preceding fiscal periods;

(ii)	present fully, fairly and correctly the consolidated assets, liabilities and financial condition of the Corporation as at the dates at which they were prepared and the consolidated results of its operations, changes in stockholders’ equity and cash flows for the periods then ended;

(iii)	are in accordance with the consolidated books and records of the Corporation; and

(iv)	contain and reflect all necessary adjustments for the fair presentation on a consolidated basis of the results of its operations, changes in stockholders’ equity and cash flows for the periods covered thereby, and, since December 31, 2004, other than as publicly disclosed in the Corporation’s Information Record, there has not been any material adverse change in the consolidated financial position of the Corporation or the Corporation’s consolidated assets, liabilities or undertaking (including, without limitation, any write-down of assets), or the capital stock or consolidated long-term debt of the Corporation;
(i)	the Corporation and each of the Subsidiaries has filed all necessary tax returns and notices and has paid all applicable taxes of whatever nature for all tax years to the date hereof to the extent such taxes have become due or have been alleged to be due and the Corporation is not aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon with respect to the Corporation or any of the Subsidiaries where, in any of the above cases, it would reasonably be expected to result in any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Corporation on a consolidated basis;
(j)	the Corporation is, and will at the Closing Time be, a reporting issuer in good standing under the securities laws of the Provinces of Ontario, Alberta, British Columbia and Quebec and has a class of equity securities registered pursuant to Section 12(b) of the U.S. Exchange Act and, pursuant thereto, is obligated to file periodic and other reports and schedules with the SEC and is current in, and will at the Closing Time be current in, filing all such periodic reports and schedules and the Corporation has complied with its obligations under Canadian Securities Laws to make timely disclosure of all material changes relating to it and no such disclosure has been made on a confidential basis and there is no material change relating to the Corporation which has occurred and with respect to which the requisite material change report has not been filed under Canadian Securities Laws;

(k)	the Corporation has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Shares under the U.S. Exchange Act nor has the Corporation received any notification that the SEC is contemplating terminating such registration;

(l)	no portion of the Corporation’s Information Record contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, as at its date of filing;

(m)	the authorized capital of the Corporation consists of 100,000,000 Common Shares and 1,000,000 Preferred Shares, of which as at September 7, 2005 58,297,855 Common Shares and no preferred shares are issued and outstanding as fully paid and non-assessable shares of the Corporation;

(n)	Computershare Trust Company of Canada at its principal offices in the City of Calgary, Alberta, has been duly appointed as the registrar and transfer agent for the Common Shares;

(o)	the Common Shares are listed and posted for trading on AMEX and no order ceasing or suspending trading in any securities of the Corporation or prohibiting the issue and sale of securities by the Corporation has been issued and, to the best of the Corporation’s knowledge, no proceedings for such purpose have been instituted or are pending, contemplated or threatened;

(p)	the attributes of the Offered Securities, the Warrants, the Compensation Options and the Compensation Rights, and of all securities forming part thereof or issuable upon exercise thereof shall conform in all material respects with the description thereof in this agreement and the Subscription Agreements;

(q)	each of the form of certificate representing the Common Shares, the Warrant Certificate, the Right Certificate and the Compensation Option Certificate has

been duly approved by the directors of the Corporation, does not conflict with the constating documents of the Corporation and, to the extent applicable, is in proper form under the laws of the State of Delaware and complies with the rules of AMEX;
(r)	the Corporation is not a party to nor has it granted any agreement, warrant, option or right or privilege capable of becoming an agreement, for the purchase, subscription or issuance of any Common Shares or securities convertible into or exchangeable for Common Shares other than pursuant to the Offering and except pursuant to existing outstanding options, rights, warrants, convertible securities and obligations as set out in Schedule “6(r)” hereto and pursuant to options granted to officers, employees, directors and consultants of the Corporation pursuant to existing stock option plans and as permitted by AMEX;

(s)	each of the Agreements has been, is or will be upon execution thereof, duly authorized, executed and delivered by the Corporation and constitutes, or will constitute when executed, a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms except that: (i) the enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally, (ii) rights of indemnity, contribution and waiver of contribution thereunder may be limited under applicable law and (iii) equitable remedies, including, without limitation, specific performance and injunctive relief, may be granted only in the discretion of a court of competent jurisdiction;

(t)	other than the Agent, there is no person, firm or company acting or purporting to act at the request of the Corporation, who is entitled to any brokerage, agency, finder’s or similar fee in connection with the transactions contemplated herein;

(u)	the Corporation has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities of any class, or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing;

(v)	there is not, in the articles or by-laws of the Corporation or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which the Corporation is a party, any restriction upon or impediment to the declaration or payment of dividends by the directors of the Corporation, the payment of dividends by the Corporation to the holders of its Common Shares or the carrying on of business as currently contemplated;

(w)	the Corporation has not withheld, and will not withhold from the Agent at any time during the distribution of the Offered Securities any facts relating to the Corporation or any Subsidiary including, without limitation, facts relating to any threatened or pending legal, regulatory or administrative proceeding, or to the Offering that would be material to a prospective purchaser of the Offered Securities;

(x)	at the Closing Time, all necessary corporate action will have been taken by the Corporation to (i) create the Warrants, the Rights, the Compensation Options and the Compensation Rights, (ii) authorize the Corporation to enter into the Agreements, and (iii) allot and authorize the issuance of the Underlying Shares which, when issued in the case of the Common Shares comprising part of the Units, and when issued in accordance with their terms in the case of the other Underlying Shares, will be issued as fully paid and non-assessable shares;

(y)	there is no action, suit, proceeding, investigation or inquiry outstanding, pending or, to the best of the knowledge, information and belief of the Corporation, threatened against or affecting the Corporation or any Subsidiary or any of their respective properties or assets, at law or in equity or before or by any federal, provincial, state, municipal or other governmental or regulatory department, commission, agency or board, domestic or foreign, which would reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of the business, properties, assets, capital, net worth or results of operations of the Corporation on a consolidated basis;

(z)	except as set forth on Schedule “6(z)”, none of the current or former directors or officers of the Corporation or the Subsidiary or any associate or affiliate of any of the foregoing had, has or intends to have any material interest, direct or indirect, in the transactions contemplated by this agreement, in any material transaction or in any proposed material transaction with the Corporation or any of its Subsidiaries which, as the case may be, materially affects, is material to or will materially affect the Corporation or any Subsidiary;

(aa)	each of the Corporation and the Subsidiaries is in compliance in all material respects with all terms and provisions of all contracts, agreements, indentures, mortgages, deeds of trust, bank loans, credit agreements, leases, policies, instruments and licences in connection with the conduct of its business and all such contracts, agreements, indentures, mortgages, deeds of trust, bank loans, credit agreements, leases, policies, instruments and licences are valid and binding in accordance with their terms and in full force and effect, and no breach or default by the Corporation or any Subsidiary or event which, with notice or lapse of time or both, could constitute a material breach or material default by the Corporation or any Subsidiary exists with respect thereto;

(bb)	except as disclosed in the Financial Statements, each of the Corporation and the Subsidiaries has all of the right, title and interest in and to its property interests, free and clear of all mortgages, liens, charges, pledges, encumbrances, claims, security interests or demands of any kind whatsoever, except as set forth on Schedule “6(bb)”;

(cc)	since December 31, 2004, other than as disclosed in the Corporation’s Information Record:

(i)	there has not been any material adverse change in the assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Corporation on a consolidated basis;

(ii)	there has not been any material change in the capital stock or long-term debt of the Corporation on a consolidated basis;

(iii)	there has not been any material adverse change in the business, business prospects, conditions (financial or otherwise) or results of the operations of the Corporation on a consolidated basis; and

(iv)	each of the Corporation and the Subsidiaries has carried on business in the ordinary course;
(dd)	except as disclosed in the Financial Statements, neither the Corporation nor any of the Subsidiaries has any liabilities, direct or indirect, contingent or otherwise, which materially adversely affects the Corporation or any of the Subsidiaries or would reasonably be expected to materially adversely affect, the business, operations or condition (financial or otherwise) of the Corporation or any of its Subsidiaries or their respective properties or assets, taken as a whole. Without limiting the generality of the foregoing, neither the Corporation nor any of the Subsidiaries has any material obligation or liability for the debts or obligations of others or has any material exposure or liability except as set forth in the Financial Statements or those arising in the ordinary course of business, none of which is material to the Corporation on a consolidated basis;

(ee)	to the knowledge of the Corporation and its directors and officers, no shareholders’, pooling or other form of agreement is in force or effect which in any manner affects the voting or control of any of the securities of the Corporation;

(ff)	each of the Corporation and the Subsidiaries has procured and maintains adequate insurance against all insurable risks which are material to the Corporation on a consolidated basis, which insurance is of such type and in such amounts as is usual and customary to the industry in which it is engaged and the scope of its operations;

(gg)	the Corporation is not aware of any legislation which it anticipates will materially and adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Corporation;

(hh)	each of the Corporation and the Subsidiaries owns or possesses adequate rights to use or assign all material intellectual property used by it in the operation of its business, without making any payment to any person or granting any rights to any person in exchange therefor, other than in accordance with the terms of any such license, sub-license or franchise arrangement. No event has occurred during the registration or filing of, or during any other proceeding relating to such material intellectual property owned by the Corporation or the Subsidiaries that would make invalid or unenforceable, or negate the right to issuance or use of any of such material intellectual property owned by the Corporation or the Subsidiaries, other than any such event which would not reasonably be expected to materially adversely affect the business, operations or conditions (financial or otherwise) of the Corporation on a consolidated basis. There is no intellectual property of any person which, to the knowledge of the Corporation, impairs or prevents the development, manufacture, use, sale, lease, license and service of products, now existing or under development by the Corporation or the Subsidiaries;

(ii)	there are not any defects, failures or impairments in the title of the Corporation or any of its Subsidiaries to their respective oil and natural gas properties, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party which, in aggregate could have a material adverse effect on the Corporation’s business, operations or conditions (financial or otherwise);

(jj)	the Corporation maintains disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the U.S. Exchange Act, and such controls and procedures are effective to ensure that all material information concerning the Corporation is made known, on a timely basis, to the individuals responsible for the preparation of the Corporation’s filings with the SEC. The Corporation has disclosed to its auditors and the audit committee of its board of directors (a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as such term is defined by Rules 13a-15(f) and 15d-15(f) under the U.S. Exchange Act) which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls over financial reporting;

(kk)	the Corporation and each of the Subsidiaries maintains a system of internal accounting controls sufficient to provide commercially reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(ll)	the Corporation has complied in all material respects with the Sarbanes-Oxley Act of 2002 and the corporate governance rules of the AMEX applicable to it;

(mm)	there has never been a reportable event (within the meaning of National Instrument 51-102 of the Canadian securities administrators) involving the Corporation and its current or former auditors;

(nn)	the Corporation has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” as defined in Section 3(3) of ERISA and such regulations and published interpretations in which its employees are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. No “Reportable Event” (as defined in ERISA) has occurred with respect to any “Pension Plan” (as defined in ERISA) for which the Corporation could have any liability.

(oo)	the property, assets and operations of the Corporation and of its Subsidiaries comply, to the best of the knowledge of the Corporation, in all material respects with all applicable Environmental Laws (which term means and includes, without limitation, any and all applicable international, federal, provincial, state, municipal or local laws, statutes, regulations, treaties, orders, policies, judgments, decrees, ordinances, official directives and all authorizations relating to the environment, occupational health and safety, or any Environmental Activity (which term means and includes, without limitation, any past, present or future activity, event or circumstance in respect of a Contaminant (which term means and includes, without limitation, any pollutants, dangerous substances, liquid wastes, hazardous wastes, hazardous materials, hazardous substances or contaminants or any other matter including any of the foregoing, as defined or described as such pursuant to any Environmental Law), including, without limitation, the storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation thereof, or the release, escape, leaching, dispersal or migration thereof into the natural environment, including the movement through or in the air, soil, surface water or groundwater)). For these purposes, Environmental Laws, Environmental Activity or Contaminant do not include the normal course obligations for an oil and gas exploration and exploitation business. During the normal course business of plugging or abandoning wells, there are or may be obligations under applicable Environmental Laws to restore the area to its natural state, which obligations are performed by the Corporation, to the extent required, according to the applicable Environmental Laws. The Corporation also is or may be required to close open reserve pits, which obligations are completed, to the extent required, within the time periods and according to the specifications of the relevant regulatory agency;

(pp)	no property which is or has been owned, leased or occupied by the Corporation or its subsidiaries has been designated as a Superfund site pursuant to the Comprehensive Environmental Response, Compensation of Liability Act of 1980, as amended (42 U.S.C. Section 9601, et. seq.) (“CERCLA”) or otherwise designated as a contaminated site under applicable state or local law. Neither the Corporation nor any of its subsidiaries has been named as a “potentially responsible party” under CERCLA;

(qq)	the Corporation does not have any knowledge of, and has not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, the Corporation or any of the Subsidiaries or any of the properties, assets or operations thereof, relating to, or alleging any violation of any Environmental Law, the Corporation is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and neither the Corporation nor any of its Subsidiaries or any of their respective property, assets or operations, is the subject of any investigation, evaluation, audit or review by any Governmental Authority (which term means and includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing) to determine whether any violation of any Environmental Law has occurred or is occurring or whether any remedial action is needed in connection with a release of any Contaminant into the environment, except for compliance investigations conducted in the normal course by any Governmental Authority;

(rr)	neither the Corporation nor any of the Subsidiaries has given or filed any notice under any international, federal, state, provincial or local law with respect to any Environmental Activity, neither the Corporation nor any of its Subsidiaries has any liability (whether contingent or otherwise) in connection with any Environmental Activity and the Corporation is not aware of any notice being given under any international, federal, state, provincial or local law or of any liability (whether contingent or otherwise) with respect to any Environmental Activity relating to or affecting the Corporation or any of the Subsidiaries or any of their respective properties, assets, businesses or operations;

(ss)	neither the Corporation nor any of the Subsidiaries stores any hazardous or toxic waste or substance on the property thereof and they have not disposed of any hazardous or toxic waste, in each case in a manner contrary to any Environmental Law, and there are no Contaminants on any of the premises at which the Corporation or its Subsidiaries carries on business, in each case other than in compliance with Environmental Laws;

(tt)	neither the Corporation nor any of its Subsidiaries is subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment, or compliance with any Environmental Law;

(uu)	neither the Corporation nor any other person associated with or acting on behalf of the Corporation including, without limitation, any director, officer, agent or employee of the Corporation or its subsidiaries, has, directly or indirectly, while acting on behalf of the Corporation or its subsidiaries (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful payment;
(vv)	GeoGlobal India is a party to the following material agreements (collectively, the “GeoGlobal India Material Agreements”):
(i)	a Production Sharing Contract dated February 4, 2003 among GeoGlobal India, the Government of India, Gujarat State Petroleum Corporation Limited (“GSPC”) and Jubilant Enpro Limited, granting GeoGlobal India a 10% participating interest (the “KG Participating Interest”) in an exploration block known as block KG OSN 2001/3 (the “KG 2001/3”) (such contract, the “KG PSC”);

(ii)	a Carried Interest Agreement dated August 27, 2002 between GeoGlobal India and GSPC, granting GeoGlobal India a 10% carried interest (the “KG Carried Interest”) for its share of costs incurred in respect of the exploration activities conducted on KG 2001/3 prior to commencement of commercial production on KG 2001/3 (such agreement, the “Carried Interest Agreement”);

(iii)	a Joint Operating Agreement dated August 7, 2003 among GeoGlobal India, GSPC and Jubilant Enpro Limited, setting forth the rights and obligations of the parties thereto in respect of, among other things, the exploration, development and operation of KG 2001/3 (such agreement, the “KG JOA”);

(iv)	an exploration license dated March 12, 2003 granted by the Government of India to GSPC, Jubilant Enpro Limited and GeoGlobal India, in respect of the right to explore for oil and natural gas in KG 2001/3 (such license, the “KG 2001/3 License”); and

(v)	a Participating Interest Agreement dated March 27, 2003 among GeoGlobal India and Roy Group (Mauritius) Inc., a corporation incorporated under the laws of Mauritius (“Roy Group”) and wholly owned by Jean Paul Roy, providing for the transfer and assignment to Roy Group of a 50% interest in the KG Participating Interest and the KG Carried Interest (the “KG Participating Interest Agreement”);
(ww)	each of the GeoGlobal India Material Agreements is in full force and effect and has not been amended from the form provided to the Agent or its counsel, as the case may be, and each of the GeoGlobal India Material Agreements constitutes a legal, valid and binding obligations of the Corporation, enforceable against in accordance with its terms for the periods (if any) stated therein, except that: (i) the enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally, (ii) rights of indemnity, contribution and waiver of contribution thereunder may be limited under applicable law and (iii) equitable remedies, including, without limitation, specific performance and injunctive relief, may be granted only in the discretion of a court of competent jurisdiction;

(xx)	GeoGlobal India has fulfilled or has taken all actions necessary to enable it to fulfill when due all of its obligations under the GeoGlobal India Material Agreements, and there is not, under any of the GeoGlobal India Material Agreements, any existing default or event of default or any event which, with or without the giving of notice or the passage of time, would constitute a default under any of the GeoGlobal India Material Agreements or provide to any party to any GeoGlobal India Material Agreement a right of termination thereunder. There are no laws, regulations, rules or decrees currently in effect or reasonably expected to be in effect which adversely affect or might adversely affect GeoGlobal India’s rights under any of the GeoGlobal India Material Agreements;

(yy)	subject to the terms of the KG Participating Interest Agreement, GeoGlobal India has a legal, valid and enforceable ownership interest in the KG Participating Interest and has not sold, conveyed, transferred, assigned or otherwise disposed of, or created any encumbrance on or with respect to, the KG Participating Interest;

(zz)	GeoGlobal India is (in addition to GSPC and Jubilant Enpro Limited) the legal and registered owner of the KG 2001/3 License, free and clear of any and all encumbrances;

(aaa)	other than as a party to the GeoGlobal India Material Agreements and other than as disclosed in the Corporation’s Information Record, GeoGlobal India has no business activities, assets, liabilities, employees, customers or suppliers and has no revenues;

(bbb)	GeoGlobal Barbados is a party to the following material agreements (collectively, the “GeoGlobal Barbados Material Agreements”):
(i)	a Production Sharing Contract dated February 6, 2004 among GeoGlobal Barbados, the Government of India, GSPC and Jubilant Enpro Private Limited, granting to GeoGlobal Barbados a 10% participating interest (the “CB 2002/2 Participating Interest”) in an exploration block known as CB-ONN-2002/2 (such contract, the “CB 2002/2 PSC”);

(ii)	a Production Sharing Contract dated February 6, 2004 among GeoGlobal Barbados, the Government of India, GSPC, Jubilant Enpro Private Limited and Prize Petroleum Company Limited, granting to GeoGlobal Barbados a 10% participating interest (the “CB 2002/3 Participating Interest”) in an exploration block known as CB-ONN-2002/3 (such contract, the “CB 2002/3 PSC”);

(iii)	a Joint Operating Agreement dated August 6, 2004 among GeoGlobal India, GSPC and Jubilant Enpro Private Limited, setting forth the rights and obligations of the parties thereto in respect of, among other things, the exploration, development and operation of CB 2002/2 (such agreement hereinafter referred to as the “CB 2002/2 JOA”);

(iv)	a Joint Operating Agreement dated August 6, 2004 among GeoGlobal Barbados, GSPC, Jubilant Enpro Private Limited and Prize Petroleum Company Limited, providing for the rights and obligations of the parties thereto in respect of, among other things, the exploration, development and operation of CB 2002/3 (such agreement, the “CB 2002/3 JOA”);

(v)	an exploration license dated July 29, 2004 granted by the Government of India to GSPC, Jubilant Enpro Private Limited, Prize Petroleum Company Limited and GeoGlobal Barbados, in respect of the right to explore for oil and natural gas in CB 2002/3 (such license, the “CB 2002/3 License”);

(vi)	a Deed of Assignment and Assumption dated April 7, 2005 among GeoGlobal Barbados and GSPC, granting to GeoGlobal Barbados (subject to receipt of the consent of the Government of India) a 20% participating interest (the “CB 2 Participating Interest”) in an exploration block known as CB-ON-2, subject to reduction to a 14% participating interest pursuant to the terms thereof (such deed, the “Assignment”);

(vii)	a Production Sharing Contract dated April 12, 2000 among the Government of India, GSPC, Oil & Natural Gas Corporation Limited. (“ONGC”) and Hindustan Oil Exploration Company Limited, granting to GSPC and ONGC and Hindustan Oil Exploration Company Limited their respective participating interests (at that time) in CB 2, the rights and obligations of which contract have been assumed by GeoGlobal Barbados under the terms of the Assignment in proportion to the CB 2 Participating Interest (such contract, the “CB 2 PSC”); and

(viii)	a Joint Operating Agreement dated June 26, 2000 among GSPC and ONGC, providing for the rights and obligations of the parties thereto in respect of, among other things, the exploration, development and operation of CB 2, as amended to reflect the CB Participating Interest (such agreement, the “CB 2 JOA”);
(ccc)	an exploration license dated May 21, 2004 was granted by the Government of India to Jubilant Enpro Limited in respect of the right to explore for oil and natural gas in CB 2002/2 (the “CB 2002/2 License” and such license, also a “GeoGlobal Barbados Material Agreement”) and Jubilant Enpro Limited is the legal and registered owner of the CB 2002/2 License, to the best of the knowledge of the Corporation, after due inquiry, free and clear of all encumbrances;
(ddd)	each of the GeoGlobal Barbados Material Agreements is in full force and effect and has not been amended from the form provided to the Agent or its counsel, as the case may be, and each of the GeoGlobal Barbados Material Agreements constitutes a legal, valid and binding obligation of the Corporation, enforceable against it in accordance with its terms for the periods (if any) stated therein, except that: (i) the enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally, (ii) rights of indemnity, contribution and waiver of contribution thereunder may be limited under applicable law and (iii) equitable remedies, including, without limitation, specific performance and injunctive relief, may be granted only in the discretion of a court of competent jurisdiction;
(eee)	GeoGlobal Barbados has fulfilled or has taken all actions necessary to enable it to fulfill when due all of its obligations under the GeoGlobal Barbados Material Agreements, and there is not, under any of the GeoGlobal Barbados Material Agreements, any existing default or event of default or any event which, with or without the giving of notice or the passage of time, would constitute a default under any of the GeoGlobal Barbados Material Agreements or provide to any party to any GeoGlobal Barbados Material Agreement a right of termination thereunder. There are no laws, regulations, rules or decrees currently in effect or reasonably expected to be in effect which adversely affect or might adversely affect GeoGlobal Barbados’ rights under any of the GeoGlobal Barbados Material Agreements;

(fff)	GeoGlobal Barbados has a legal, valid and enforceable ownership interest in each of the CB 2002/2 Participating Interest and the CB 2003/3 Participating Interest and has not sold, conveyed, transferred, assigned or otherwise disposed of, or created any encumbrance on or with respect to, the CB 2002/2 Participating Interest or the CB 2002/3 Participating Interest;

(ggg)	GeoGlobal Barbados is (in addition to GSPC, Jubilant Enpro Private Limited and Prize Petroleum Company Limited) the legal and registered owner of the CB 2002/3 License, free and clear of any and all encumbrances;

(hhh)	other than as a party to the GeoGlobal Barbados Material Agreements and other than as disclosed in the Corporation’s Information Record, GeoGlobal Barbados has no business activities, assets, liabilities, employees, customers or suppliers and has no revenues;
7.	Closing Deliveries. The purchase and sale of the Offered Securities shall be completed at the Closing Time at the offices of Goodman and Carr LLP, counsel to the Agent, at 200 King Street West, Suite 2300, Toronto, ON M5H 3W5 or at such other place as the Agent and the Corporation may agree upon. Subject to the terms of this agreement, at the Closing Time, the Agent shall deliver to the Corporation duly executed Subscription Agreements and pay to the Corporation or as the Corporation may direct the aggregate Gross Proceeds less the Agent’s Fee therefor and their expenses to the Closing Date in lawful money of Canada by cheque, or banker’s draft or wire transfer. At the Closing Time, the Corporation shall, subject to and to the extent of its acceptance of Subscription Agreements, issue and deliver definitive certificates representing the Common Shares, the Warrants and the Rights subscribed for pursuant to the Subscription Agreements registered in such names as shall be designated in the Subscription Agreements and issue and deliver to the Agent the Compensation Option Certificates evidencing the Compensation Options and Compensation Rights to which it is entitled hereunder.

8.	Closing Conditions.
(a)	The Agent’s obligations under this agreement, and each Purchaser’s obligation to purchase the Offered Securities at the Closing Time (in respect of each Closing Date), shall be conditional upon the fulfilment at or before such Closing Time of the following conditions:
(i)	the Agent shall have received a certificate, dated as of the Closing Date, signed by two executive officers of the Corporation, certifying for and on behalf of the Corporation, to the best of the knowledge, information and belief of the persons so signing, after having made due enquiry, that (i) no order ceasing or suspending trading in securities of the Corporation or prohibiting the sale of the Common Shares or the Warrants or the issuance of the Underlying Shares issuable upon exercise of the Warrants has been issued and no proceedings for such purpose are pending or threatened; (ii) there has not been any material change in the affairs of the Corporation on a consolidated basis, financial or otherwise, which requires disclosure under the timely disclosure provisions of Canadian Securities Laws, except as has been publicly disclosed and no such disclosure has been made on a confidential basis; (iii) no default exists or will exist as a result of the issuance of the Offered Securities, the Underlying Shares, the Warrants, the Compensation Options or the Compensation Rights under any instrument or agreement and the Corporation has performed each of the covenants on its part to be performed under any such instrument or agreement, the non-performance of which could reasonably be expected to have a material adverse effect on the Corporation; (iv) the representations and warranties of the Corporation set out in Section 6 are true and correct as of the Closing Time with the same effect as though such representations and warranties had been made on and as of such time; (v) the Corporation has complied with all the terms, covenants and conditions of this agreement on the Corporation’s part to be complied with up to the Closing Time; and (vi) all necessary approvals have been obtained relating to the issuance of the Offered Securities, the Warrants, the Compensation Options, the Compensation Units, the Compensation Rights and the Underlying Shares;

(ii)	the Agent shall have received certificates dated the Closing Date, signed by an appropriate officer or director of the Corporation, with respect to the articles of the Corporation, the resolutions of the Corporation’s board of directors relevant to the issue and sale of the Offered Securities, the Warrants, the Compensation Options, the Compensation Units, the Compensation Rights and the Underlying Shares, the execution of the

Agreements, the incumbency and signature of signing officers, and such other matters as the Agent may reasonably request;
(iii)	the Agent shall have received favourable legal opinions of counsel to the Corporation in respect of certain matters concerning the Corporation and the Subsidiaries, addressed to the Agent, the Purchasers and counsel to the Agent, in form and substance satisfactory to the Agent and its counsel, acting reasonably, and, in providing such opinions, counsel to the Corporation shall be entitled to rely on opinions of local counsel as to matters governed by the laws of such other jurisdictions as such counsel deems appropriate, and as to matters of fact or expert matters not within the knowledge or professional competence of counsel, on certificates of public officials and of the auditors, the transfer agent and the officers of the Corporation or the Subsidiaries;

(iv)	the Agent shall be satisfied, in its sole discretion, after carrying out such due diligence as the Agent deem appropriate, as to the legal, financial and business affairs of the Corporation including, without limitation, all legal proceedings against the Corporation;

(v)	the Corporation shall have taken all necessary corporate action to authorize and approve the Agreements and all other matters relating thereto;

(vi)	the Corporation shall have obtained all requisite regulatory approvals required to be obtained by the Corporation in respect of the Offering, on terms mutually acceptable to the Corporation and the Agent, including the approval of AMEX as to the listing of the Underlying Shares thereon;

(vii)	the Corporation and the Agent shall have entered into the Registration Rights Agreement in such form and containing such terms and conditions as are customary for agreements of this nature in the context of the Offering;

(viii)	the Corporation and the Agent shall have complied fully with all covenants set forth herein and all relevant statutory and regulatory requirements, required to be complied with prior to the Closing Time; and

(ix)	the Underlying Shares and the Warrants shall not be subject to a hold period under Canadian Securities Laws that is greater than four months from the Closing Date.
     Any breach or failure to comply with any of the foregoing conditions shall entitle either of the Agent, in its sole discretion, to terminate the obligations of the Agent under this agreement (subject to Section 15) and the obligations of the Purchasers under the Subscription Agreements obtained by the Agent by written notice to that effect given to the Corporation at or prior to the Closing Time.

(b)	The Corporation’s obligations under this agreement, and each Purchaser’s obligation to purchase the Offered Securities at the Closing Time, shall be conditional upon the fulfilment at or before the Closing Time of the following conditions:
(i)	the Corporation shall have determined and be satisfied in its sole discretion that the offer and sale of the Offered Securities does not violate any exemption form any prospectus delivery, registration, qualification or other similar requirement of any security law of any jurisdiction; and

(ii)	nothing shall have come to the attention of the Corporation that causes it to believe that the representations, warranties or covenants of any Subscription Agreement are not accurate and complete as of the Closing and as to which the Corporation has not withdrawn its acceptance of such Subscription Agreement.
9.	Rights of Termination. In addition to any other remedies which may be available to the Agent, the Agent shall be entitled, at its option, to terminate and cancel, without any liability on its part, all of its obligations under this agreement and the obligations of any person whom it has solicited to purchase the Offered Securities who has executed a Subscription Agreement, by notice in writing to that effect delivered to the Corporation prior to the Closing Time if:
(a)	it is not satisfied in its sole discretion with the results of all or any portion of its due diligence review and investigations of the Corporation;

(b)	there has occurred any material adverse change (actual, contemplated or threatened) or any change in a material fact or a new material fact or a development that could, in the sole opinion of the Agent, be expected to result on a material adverse change or a change in a material fact or a new material fact in respect of the business, operations, capital, condition (financial or otherwise), properties, assets, liabilities, obligations or affairs of the Corporation or the Subsidiaries (taken as a whole);

(c)	there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence, any acts of terrorism or hostilities or escalation thereof or other calamity or crisis, or any law or regulation which, in the Agent’s reasonable opinion, seriously adversely affects, or involves, or would be expected to seriously adversely affect or involve, the financial markets or the business, operations or affairs of the Corporation and the Subsidiaries (taken as a whole);

(d)	there has occurred any change of law or the interpretation or administration thereof in the Offering Provinces or any inquiry, action, suit, investigation or other proceeding (whether formal or informal) is announced, commenced or threatened by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, AMEX or any securities regulatory authority), or securities commission, stock exchange or similar regulatory authority, or any order is issued in relation to the Corporation, any of its affiliates, or any of its directors or officers or any of the Corporation’s securities (other than any such inquiry, action, suit, investigation, proceeding or order relating solely to the Agent) which, in the sole opinion of the Agent, prevents or restricts trading in or the distribution of the Offered Securities or the Underlying Shares or the Warrants, or has or would be expected to have a material adverse effect on the market price or value of or the investment quality or marketability of the Offered Securities or the Underlying Shares or Warrants;

(e)	the state of the financial markets or of the industry or markets in which the Corporation operates or conducts business is or becomes such that the Offered Securities or the Underlying Shares cannot, in the Agent’s reasonable opinion, be successfully or profitably marketed or sold;

(f)	any order to cease trade or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of any of the Offered Securities or the Underlying Shares or the Warrants is made, threatened or announced by any securities regulatory authority in the Offering Provinces (or in the United States or in any other jurisdiction in which Offered Securities are to be offered for sale and sold in accordance with section 1(a) of this agreement), stock exchange or other competent authority and such order is not rescinded, revoked or withdrawn;

(g)	the Corporation is in breach of, in default under or in non-compliance with any material representation, warranty, term, condition or covenant of this agreement or the Subscription Agreement; or

(h)	the Underlying Shares acquired by any Purchaser in the Offering Provinces would be, if the Offering were completed, subject to a hold period in excess of four months from the Closing Date (exclusive of any restrictions on transfer into the United States unless such transfer is made pursuant to the Registration Statement or an exemption from the registration requirements of the U.S. Securities Act.
If the Agent terminates this agreement pursuant to this section, there shall be no further liability on the part of the Agent or of the Corporation to the Agent except in respect of any liability which may have arisen or may thereafter arise under Sections 10, 12 or 13 hereof.
The right of the Agent to terminate its obligations under this agreement is in addition to such other remedies as it may have in respect of any default, act or failure to act of the Corporation in respect of any of the matters contemplated by this agreement.
10.	Expenses. Whether or not Closing occurs, the Corporation shall pay all costs, fees and expenses of or incidental to the performance of the obligations under this agreement including, without limitation: (i) the cost of registration, countersignature and delivery of the Warrants and the Underlying Shares, (ii) the fees and expenses of the Corporation’s auditors, counsel and any local counsel, transfer agent, engineers and other outside consultants, (iii) the reasonable fees and expenses of any counsel employed by the Agent (including GST thereon), (iv) the Agent’s reasonable out-of-pocket expenses and (v) all filing fees and stock exchange listing fees relating to the Offering. Such amounts payable to the Agent shall be paid by the Corporation at the Closing Time to the Agent in respect of expenses and fees incurred to such date and in respect of expenses and fees incurred after the Closing Time, such amounts shall be paid by the Corporation to the Agent upon receipt of invoices from time to time from the Agent to the Corporation.
11.	Survival of Representations and Warranties. All warranties, representations, covenants and agreements herein contained or contained in any documents submitted pursuant to this agreement and in connection with the transactions herein contemplated shall survive the Closing Date and, as applicable, shall continue in full force and effect for the benefit of the Purchasers, regardless of the Closing and regardless of any investigation which may be carried out by the Purchasers or on their behalf for a period of two (2) years following the Closing Date.

12.	Indemnities. The Corporation hereby covenants and agrees to protect, indemnify and hold harmless the Agent and its directors, officers, employees, solicitors and agents and each of the other dealers appointed by the Agent and their respective directors, officers, employees, solicitors and agents (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) from and against all losses (except for loss of profits), claims, expenses, costs, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims) which they may suffer or incur by reason of the performance of professional services rendered in connection with the Offering, caused by or arising directly or indirectly by reason of:
(a)	the Corporation not complying with any requirement of Canadian Securities Laws or regulatory requirements;

(b)	any breach of or default under any representation, warranty, covenant or agreement of the Corporation set out herein or any other document to be delivered pursuant hereto, or the Corporation’s failure to comply with any of its obligations hereunder;

(c)	or any legal proceedings involving the Corporation
provided that the Corporation shall not be liable under this Section 12 to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, expense, cost, damage or liability resulted from any act or failure to act undertaken or omitted to be undertaken by the Agent through its bad faith, negligence or wilful misconduct.
If any action or claim shall be asserted against an Indemnified Party in respect of which indemnity may be sought from the Corporation pursuant to the provisions hereof, or if any potential claim contemplated by this section shall come to the knowledge of an Indemnified Party, the Indemnified Party shall promptly notify the Corporation in writing of the nature of such action or claim (provided that any failure to so notify shall not affect the Corporation’s liability under this paragraph unless such delay has prejudiced the defence to such claim). The Corporation shall be entitled but not obliged to participate in or assume the defence thereof, provided, however that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably and without undue delay. In addition, the Indemnified Party shall also have the right to employ separate counsel in any such action and participate in the defence thereof, and the fees and expense of such counsel shall be borne by the Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the Corporation; (ii) the Indemnified Party has been advised by counsel acceptable to the Corporation, acting reasonably, that representation of the Corporation and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them; (iii) the Corporation has failed within a reasonable time after receipt of such written notice to assume the defence of such action or claim; or (iv) there are one or more legal defences available to the Indemnified Party which are different from or in addition to those defences available to the Corporation. It is understood and agreed that the Corporation shall not, in connection with any suit in the same jurisdiction, be liable for the legal fees and expenses of more than one separate legal firm to represent the Indemnified Parties. Neither party shall effect any settlement of any such action or claim or make any admission of liability without the written consent of the other party, such consent not to be unreasonably withheld or delayed. The indemnity hereby provided for shall remain in full force and effect and shall not be limited to or affected by any other indemnity in respect of any matters specified in this section obtained by the Indemnified Party from any other person.
To the extent that any Indemnified Party is not a party to this Agreement, the Agent shall obtain and hold the right and benefit of this section in trust for and on behalf of such Indemnified Party.
The Corporation hereby waives any right that it may have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this Section 12 as well as any right to contribution which it may have against the Indemnified Party.
The Corporation hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to indemnification hereunder is brought against the Agent or any Indemnified Party and to the assignment of the benefit of this section to any Indemnified Party for the purpose of enforcement provided that nothing herein shall limit the Corporation’s right or ability to contest the appropriate jurisdiction or forum for the determination of any such claims.
13.	Contribution. In the event that, for any reason, the indemnity provided for in Section 12 hereof is illegal or unenforceable, each of the Agent and the Corporation shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities (except loss of profits in connection with the sale of the Offered Securities) of the nature provided for in Section 12 hereof such that the Agent shall be responsible for that portion represented by the percentage that the Agent’s Fee bears to the gross proceeds from the Offering and the Corporation shall be responsible for the balance, provided that in no event shall the Agent be responsible for any amount in excess of the Agent’s Fee actually received by it. Notwithstanding the foregoing, a person guilty of fraudulent misrepresentation, bad faith, negligence or wilful misconduct shall not be entitled to contribution from any other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this section, notify such party or parties from whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable under this agreement unless such notice shall have been provided, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this section. The right to contribution provided in this section shall be in additional and not in derogation of any other right to contribution which the Agent may have by statute or otherwise by law.
14.	Legal Proceedings. The Corporation agrees that if:
(a)	any legal proceeding shall be brought against the Corporation or the Agent by any governmental commission or regulatory authority or any stock exchange; or

(b)	any entity having regulatory authority, either domestic or foreign, shall investigate the Corporation or the Agent, and personnel of the Agent is required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding the performance of professional services rendered to the Corporation by the Agent, the Agent shall have the right to employ its own counsel in connection therewith, and, unless it is finally determined that the Agent was negligent or guilty of wilful misconduct and such negligence or wilful misconduct was the cause of the legal proceeding or investigation or the Agent is fined or found guilty of any offence or breach of laws, rules, regulations, policies, by-laws or instruments by the party bringing such investigation or legal proceeding and the conduct of the Agent was the cause of the legal proceeding or investigation, the Corporation will pay the Agent a per diem amount for the services of the Agent based on the normal consulting fees of the Agent together with such disbursements and reasonable out-of-pocket expenses as may be incurred in connection therewith, including fees and disbursements of counsel to the Agent incurred in connection with such testimony or participation.
15.	Breach of Agreement. All terms and conditions of this agreement to be performed or satisfied by the Corporation shall be construed as conditions and any breach of, or failure by the Corporation to comply with, any term or condition of this agreement shall entitle the Agent, on behalf of the Purchasers, to terminate its obligations to purchase the Offered Securities by notice to that effect given to the Corporation prior to the Closing Time. In the event of any such termination, there shall be no further liability on the part of the Corporation or the Agent except in respect of any liability which may have arisen or may thereafter arise under Sections 10, 12 or 13 hereof. The Agent may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to its rights in respect of any other terms and conditions or any other subsequent breach or non-compliance provided, however, that any waiver or extension must be in writing and signed by the Agent in order to be binding upon it.
16.	Advertisements. Subject to the prior consent of the Corporation, the Agent shall have the right, at its own expense, to place such advertisement or advertisements relating to the sale of the Offered Securities contemplated herein as the Agent may consider desirable or appropriate and as may be permitted by applicable law. No such advertisement shall be placed by the Agent which the Corporation deems shall be in violation of the securities laws of the U.S. or Canada The Corporation and the Agent each agree that it will not make or publish any advertisement in any media whatsoever relating to, or otherwise publicize, the transactions provided for herein so as to result in any exemption from the prospectus and registration requirements of Canadian Securities Laws, the U.S. Securities Act or other securities laws being unavailable in respect of the sale of the Offered Securities to prospective purchasers.

17.	Notices. Any notice under this agreement shall be given in writing and either delivered or telecopied to the party to receive such notice at the address or telecopy numbers indicated below:
to the Corporation:
GeoGlobal Resources Inc.
200, 630-4th Avenue S. W.
Calgary AB T2P 0J9
Attention: Mr. Allan J. Kent, Executive Vice President and CFO
Fax: 403-777-9199
with copy to:
Gregory R. Harris, Lawyer
200 630 4th Avenue S.W.
Calgary AB T2P 0J9
Attention: Mr. Gregory R. Harris
Fax: 403-777-9199
to the Agent:
Jones, Gable & Company Limited
Suite 600, 110 Yonge Street
Toronto ON M5C 1T6
Attention: Mr. Robb Hindson
Fax: 416-365-8037

with a copy to:
Goodman and Carr LLP
200 King Street West, Suite 2300
Toronto ON M5H 3W5
Attention: Mr. Jay Goldman
Fax: 416-595-0567
or such other address or telecopy number as such party may hereafter designate by notice in writing to the other party. If a notice is delivered, it shall be effective from the date of delivery and if such notice is telecopied (with receipt confirmed), it shall be effective on the Business Day following the date such notice is telecopied.
18.	Time of the Essence. Time shall, in all respects, be of the essence hereof.

19.	United States Dollars. All references herein to money amounts are to lawful money of the United States of America.

20.	Headings. The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof.

21.	Singular and Plural, etc. Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

22.	Entire Agreement. This agreement constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations, understandings and agreements whether oral or written including, without limitation, a letter agreement dated August 15, 2005 between the Corporation and the Agent. This agreement may be amended or modified in any respect by written instrument only executed by the Corporation and the Agent.

23.	Severability. The invalidity or unenforceability of any particular provisions of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

24.	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

25.	Successors and Assigns. The terms and provisions of this agreement shall be binding upon and enure to the benefit of the Corporation, the Agent and the Purchasers and their respective successors and permitted assigns; provided that, except as provided herein or in the Subscription Agreements, this agreement shall not be assignable by any party without the written consent of the others.

26.	Further Assurances. Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this agreement.
27.	Effective Date. This agreement is intended to and shall take effect as of the date first set forth above, notwithstanding its actual date of execution or delivery.

28.	French Language. The parties hereto acknowledge that they have expressly required this agreement and all notices, statements of account and other documents required or permitted to be given or entered into pursuant hereto to be drawn up in the English language only. Les parties reconnaissent avoir expressément demandées que la présente convention ainsique toutavis, tout état de compte et tout autre document à être out pouvant être donné ou conclu en vertudes dispositions des présdentes, soient rédigés en langue anglaise seulement.

29.	Counterparts. This agreement may be executed in any number of counterparts, which taken together shall form one and the same agreement.
[The remainder of this page is intentionally left blank.]

If the Corporation is in agreement with the foregoing terms and conditions, please so indicate by executing this letter where indicated and delivering a copy to the Agent.

JONES, GABLE & COMPANY LIMITED

Per:

     The foregoing is hereby accepted and agreed upon.
     DATED the                      day of September, 2005.

GEOGLOBAL RESOURCES INC.

Per:

SCHEDULE “A”
UNITED STATES SECURITIES LAWS
     As used in this Schedule A, capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the agency agreement to which this Schedule is annexed and the following terms shall have the meanings indicated:
(a)	“Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Offered Securities and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Offered Securities;

(b)	“Distribution Compliance Period” means the one-year period that begins on the later of (i) the date the Offered Securities are first offered to persons other than distributors in reliance on Regulation S or (ii) the Closing Date; provided that, all offers and sales by a distributor of an unsold allotment or subscription shall be deemed to be made during the Distribution Compliance Period;

(c)	“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

(d)	“SEC” means the United States Securities and Exchange Commission;

(e)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(f)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(g)	“U.S. Person” means a U.S. person as that term is defined in Regulation S; and

(h)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.
Representations, Warranties and Covenants of the Agent
The Agent acknowledges that the Offered Securities have not been and will not be registered under the U.S. Securities Act and may be offered and sold only in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act. The Agent represents, warrants and covenants to the Corporation that:
1.	It has not offered and sold, and will not offer or sell any Offered Securities, as part of their initial distribution, except in an offshore transaction in accordance with Rule 903 of

Regulation S. Accordingly, none of the Agent, its affiliates nor any person acting on its or their behalf, has made or will make:
(i)	any offer to sell or any solicitation of an offer to buy, any Offered Securities to any person within the United States, any U.S. person, or for the account or benefit of any U.S. person or person within the United States;

(ii)	any sale of Offered Securities to any purchaser unless such purchaser is not a U.S. person and is not purchasing for the account or benefit of any U.S. person and, at the time the buy order was or will have been originated, the purchaser was outside the United States, or such Agent, affiliate or person acting on behalf of either reasonably believed that such purchaser was outside the United States; or

(iii)	any Directed Selling Efforts in the United States with respect to the Offered Securities. It agrees that, at or prior to confirmation of the sale of the Offered Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Offered Securities from it during the Distribution Compliance Period a confirmation or notice to substantially the following effect:
“The securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until one-year after the later of the commencement of the offering and closing date, except in either case in accordance with Regulation S under the U.S. Securities Act. Terms used herein have the meanings given to them in Regulation S.”
In addition, prior to the expiration of the Distribution Compliance Period, all subsequent offers and sales of the Offered Securities by such Agent shall be made only in accordance with the provisions of Rule 903 or 904 of Regulation S; pursuant to a registration of the Offered Securities under the U.S. Securities Act; or pursuant to an available exemption from the registration requirements of the U.S. Securities Act.
Such Agent agrees to obtain substantially identical undertakings from each member of any banking and selling group formed in connection with the distribution of the Offered Securities contemplated hereby and to comply with the offering restriction requirements of Regulation S.
2.	It has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities, except with its affiliates, any selling group members or with the prior written consent of the Corporation. It shall require each selling group member to agree, for the benefit of the Corporation, to comply with, and

A-2

shall use its best efforts to ensure that each selling group member complies with, the same provisions of this Schedule as apply to such Agent if such provisions applied to such selling group member.
Representations, Warranties and Covenants of the Corporation
The Corporation represents, warrants, covenants and agrees that:
1.	The Corporation is a “reporting issuer” within the meaning of Regulation S.

2.	The Corporation is not, and as a result of the sale of the Offered Securities contemplated hereby will not be, an “investment company” as defined in the United States Investment Company Act of 1940, as amended.

3.	Neither the Corporation nor any of its affiliates, nor any person acting on its or their behalf, has made or will make: (A) any offer to sell, or any solicitation of an offer to buy, any Offered Securities to any U.S. person or a person in the United States; or (B) any sale of Offered Securities unless, at the time the buy order was or will have been originated, the purchaser is not a U.S. person and is (i) outside the United States or (ii) the Corporation, its affiliates, and any person acting on their behalf reasonably believe that the purchaser is outside the United States.

4.	During the period in which the Offered Securities are offered for sale, neither it nor any of its affiliates, nor any person acting on its or their behalf has made or will make any Directed Selling Efforts in the United States.

5.	Except as hereinafter provided and except with respect to the offer and sale of the Offered Securities offered hereby and offers and sales of common shares of the Corporation pursuant to the Corporation’s employee benefit plans, the Corporation has not, for a period of six months prior to the date hereof sold, offered for sale or solicited any offer to buy any of its securities in the United States. Representatives of the Corporation, together with representatives of Orion Securities Inc., met with potential investors regarding a possible financing transaction during the period commencing July 7, 2005 through July 14, 2005. Such persons discussed in those conversations in general terms the possibility of the Corporation making a private sale of its securities. The discussion was conducted in broad terms and specific terms of the securities and amounts of dollars to be raised in the transaction under discussion were not discussed. These activities may be characterized as a solicitation of an indication of an interest in pursuing a transaction. No specific offers were made in those discussions. The discussions were terminated without any offers made or agreements reached.

A-3

SCHEDULE “6(b)”
ENCUMBRANCES ON SECURITIES OF SUBSIDIARIES
None

SCHEDULE “6(r)”
COMMON SHARES ISSUABLE UNDER SECURITIES AND OBLIGATIONS

Type of Security/Obligation	Number of Common Shares Issuable
Options outstanding under Stock Incentive Plan	4,900,500 (a total of 8,000,000 shares reserved for the grant of options)

Warrants exercisable at $2,50 each expiring December 23, 2005	785,500

SCHEDULE “6(z)”
INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS
On August 29, 2003, pursuant to an agreement dated April 4, 2003 and amended August 29, 2003, we completed a transaction with Mr. Roy and GeoGlobal Resources (India) Inc. (“GeoGlobal India”), a corporation then wholly-owned by Mr. Roy, whereby we acquired from Mr. Roy all of the outstanding capital stock of GeoGlobal India. In exchange for the outstanding capital stock of GeoGlobal India, we issued 34.0 million shares of our Common Stock. Of the 34.0 million shares, 14.5 million shares were issued and delivered to Mr. Roy at the closing of the transaction being August 29, 2003 and an aggregate of 19.5 million shares were held in escrow by an escrow agent. The terms of the escrow provide for the release of the shares upon the occurrence of certain developments relating to the outcome of oil and natural gas exploration and development activities conducted on our KG Block. On August 27, 2004, 14.5 million shares were released to Mr. Roy from escrow upon the actual commencement of a drilling program on the KG Block. The 5.0 million shares remaining in escrow will be released only if a commercial discovery is declared on the KG Block. In addition to our shares of Common Stock, we delivered to Mr. Roy a $2.0 million promissory note, of which $500,000 was paid on the closing of the transaction on August 29, 2003, $500,000 was paid on October 15, 2003, $500,000 was paid on January 15, 2004 and $500,000 was paid on June 30, 2004. The note did not accrue interest. The note was secured by the outstanding stock of GeoGlobal India which has subsequently been released. As a consequence of the transaction, Mr. Roy held as of the closing of the transaction an aggregate of 34.0 million shares of our outstanding Common Stock, or approximately 69.3% of the shares outstanding, assuming all shares held in escrow are released to him. The terms of the transaction provide that Mr. Roy is to have the right to vote all 34.0 million shares following the closing, including the shares during the period they are held in escrow. Accordingly, on the basis of his voting control, Mr. Roy may be deemed to be a “parent” of our company.
On March 27, 2003, GeoGlobal India entered into a Participating Interest Agreement with Roy Group (Mauritius) Inc. a company organized under the laws of Mauritius and wholly owned by Mr. Roy, whereby, subject to Government of India consent, GeoGlobal India assigned to Roy Group (Mauritius) Inc., one-half of its original 10% interest under the Production Sharing Contract for KG Block and its rights under the Carried Interest Agreement with Gujarat State Petroleum Corporation Limited. Under the terms of the agreement, until the Government of India consent is obtained, GeoGlobal India retains the exclusive right to deal with the other parties to the Production Sharing Contract and the Carried Interest Agreement and is entitled to make all decisions regarding the interest assigned to Roy Group (Mauritius) Inc. and Roy Group (Mauritius) Inc. agreed to be bound by and responsible for the actions taken by, obligations undertaken and costs incurred by GeoGlobal India in regard to the Roy Group (Mauritius) Inc. interest and to be liable to GeoGlobal India for its share of all costs, interests, liabilities and obligations arising out of or relating to the Roy Group (Mauritius) Inc. interest. Roy Group (Mauritius) Inc. agreed to indemnify GeoGlobal India against any and all costs, expenses, losses, damages or liabilities incurred by reason of Roy Group (Mauritius) Inc.’s failure to pay the same. Subject to obtaining the government consent to the assignment, Roy Group (Mauritius) Inc. is entitled to all income, receipts, credits, reimbursements, monies receivable, rebates and other benefits in respect of its 5% interest which relate to the Production Sharing Contract. GeoGlobal India has a right of set-off against sums owing to Roy Group (Mauritius) Inc. any sums owing to GeoGlobal India by Roy Group (Mauritius) Inc.. In the event that the Indian government consent is delayed or denied resulting in either Roy Group (Mauritius) Inc. or GeoGlobal India being denied an economic benefit it would have realized under the agreement, the parties agreed to amend the agreement or take other reasonable steps to assure that an equitable result is achieved consistent with the parties intentions contained in the agreement. In the event the consent is denied, neither party is entitled to assert any claim against the other except as is specifically set forth in the agreement. We have not yet obtained the consent of the Government of India.

Roy Group (Mauritius) Inc. further agreed in the Participating Interest Agreement that it would not dispose of any interest in the agreement, its 5% interest, or the shares of Roy Group (Mauritius) Inc. without first giving notice to GeoGlobal India of the transaction, its terms, including price, and the identity of the intended assignee and any other material information, and GeoGlobal India has the first right to purchase the interest proposed to be sold on the terms contained in the notice to GeoGlobal India. GeoGlobal India is now our wholly-owned subsidiary corporation.
On August 29, 2003, we entered into a Technical Services Agreement with Roy Group (Barbados) Inc., a company organized under the laws of Barbados and wholly owned by Mr. Roy. Under the agreement, Roy Group (Barbados) Inc. agreed to perform such geologic and geophysical duties as are assigned to it by us. The term of the agreement extends through August 29, 2006 and continues for successive periods of one year thereafter unless otherwise agreed by the parties or either party has given notice that the agreement will terminate at the end of the term. Roy Group (Barbados) Inc. receives a fee of $250,000 per year under the agreement and is reimbursed for authorized travel and other out-of-pocket expenses. The agreement prohibits Roy Group (Barbados) Inc. from disclosing any of our confidential information and from competing directly or indirectly with us for a period of three years from August 29, 2003 with respect to any acquisition, exploration, or development of any crude oil, natural gas or related hydrocarbon interests within the area of the country of India. The agreement may be terminated by either party on 30 days’ prior written notice, provided, however, the confidentiality and non-competition provisions will survive the termination. Roy Group (Barbados) Inc. received $250,000 from us during 2004 under the terms of this agreement.

7

SCHEDULE “6(bb)”
ENCUMBRANCES
None